Exhibit 10.1

Propanc Pty Ltd

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the date set forth last on the signature page hereto by and between the following parties:

Parties

Employer

Propanc Pty Ltd (ABN 43 127984089) of

302, 6 Butler Street, Camberwell, Victoria 3124 (“Employer”)

Employee

Carlo Campiciano

6A Young Street, Glen Iris, Victoria 3146 (“Employee”)

Agreed Terms

The parties, intending to be legally bound, agree as follows:

1	Employment

1.1	Position

The Employee is employed in the Position specified at Item 1 of Schedule 1 and in the Type of Employment specified at Item 2 of Schedule 1.

The Employee is employed under the arrangement specified at Item 3 of Schedule 1.

1.2	Commencement Date

The Employee’s employment and each party’s agreements, covenants and obligations under this Agreement will start on the Commencement Date specified at Item 4 of Schedule 1, unless otherwise stated in this Agreement. The period starting on the Commencement Date and ending on and inclusive of the Termination Date (as defined below) is referred to herein as the “Employment Period”.

1.3	Place of Work

(a)	The Employee’s Place of Work is specified at Item 5 of Schedule 1 of this Agreement. The Employee acknowledges that the Employer may change the Employee’s place of work from time to time.

(b)	The Employee may also be required to travel to perform the Employee’s duties.

1.4	Confidentiality, Non-Interference and Invention Assignment

As a condition of employment, the Employee shall execute and comply with the Confidentiality, Non-Interference and Invention Assignment Agreement attached hereto as Schedule 3 of this Agreement (the “Confidentiality Agreement”). The Employee’s obligations under the Confidentiality Agreement shall survive the termination of the Employee’s employment under this Agreement as provided in the Confidentiality Agreement.

EMPLOYMENT AGREEMENT

2	National Employment Standards

Unless more generous provisions are provided in this Agreement, the terms and conditions of employment will be those set out in any applicable Award and applicable legislation. This includes, but is not limited to, the Australian National Employment Standards (“NES”) as contained in the Fair Work Act 2009. Nether any award or applicable legislation are incorporated into this Agreement.

A copy of the Fair Work Information Statement, detailing the NES, is provided with the Employment Pack.

3	Duties and reporting structure

3.1	Duties of the Employee’s position

(a)	The Employee must perform the duties reasonably associated with the Employee’s position. The Employee’s initial duties are set forth in Schedule 2 of this Agreement.

(b)	In addition, the Employer may direct the Employee to change to a different position or perform other duties which the Employee is capable of performing.

3.2	General duties

The Employee must:

(a)	devote all of the Employee’s time, attention and skill to the performance of the Employee’s duties both during normal business hours and at other times as reasonably necessary;

(b)	perform the Employee’s duties honestly, faithfully and diligently;

(c)	follow lawful and reasonable directions given to the Employee by the Employer;

(d)	use his or her best endeavours to promote the interests of the Employer;

(e)	give the Employer the full benefit of the Employee’s knowledge, ingenuity, experience and technical skills;

(f)	maintain the highest professional standards at all times;

(g)	not harass or sexually harass any person in the course of the Employee’s employment or any other person associated with the Employer or its affiliates;

(h)	comply with and observe all relevant laws and legislation and Employer policies;

(i)	not intentionally do anything that is harmful or maybe harmful to the Employer; and

(j)	not act in conflict with the interests of the Employer or accept payment or other benefits in money or kind from any other person as an inducement or reward for any act in connection with any matter transacted or proposed to be transacted by the Employer.

3.3	Authority

The Employee acknowledges that the Employee has no authority to bind, or make representations on behalf of the Employer except as expressly authorised from time to time. The Employee acknowledges that as the Chief Financial Officer of the Employer and its subsidiaries, he will need to sign applicable reports filed by the Employer and/or its subsidiaries with the U.S. Securities and Exchange Commission, including making applicable representations as required therein.

EMPLOYMENT AGREEMENT

3.4	Reporting structure

The Employee will report to the Direct Manager specified at Item 6 of Schedule 1 of this Agreement. The Employee acknowledges that the Employee’s reporting structure may be changed by the Employer from time to time.

3.5	Changes to the Employee’s position

If the Employee’s position, title, duties, reporting structure, location or remuneration are changed by the Employer, it will not constitute a repudiation of the Employment Agreement or termination of the Employee’s employment and this Agreement and all its other terms will continue to apply to the Employee’s employment unless the Employee and the Employer:

(a)	enter a new written employment agreement; or

(b)	vary this Agreement in writing.

Notwithstanding the foregoing, each party shall have the right to terminate this Agreement as provided in this Agreement.

3.6	Performance Review

(a)	Throughout the year the Employer will review the Employee’s performance on an ongoing basis.

(b)	A formal performance enhancement review will be conducted by the Employer and/or its board of directors (the “Board”) at least once each year. As part of the formal performance enhancement review, the Employer and/or the Board will evaluate the Employee’s performance, including against any key performance criteria, and discuss it with the Employee. The performance review discussion will provide an opportunity for the parties to openly discuss matters including recent work performance, future key performance criteria and goals and training and development.

(c)	The Employer and the Board will take the Employee’s performance into account in reviewing the Employee’s weekly rate of pay.

4	Hours of work

4.1	Ordinary hours of work

The Employee’s Ordinary Hours of Work and Regular Pattern of Work (including days to be worked) are specified at Items 7 and 8 of Schedule 1. The parties further agree that the Employee shall be required to work a minimum of 96 days per calendar year (or pro rata thereof for shorter periods), and that any days that the Employee is required to work in excess of such number will be taken as days in lieu or paid by the Employer, at the Employer’s discretion, pursuant to Section 4.3.

4.2	Reasonable Additional hours

From time to time, it may be necessary for the Employee to work reasonable additional hours in order to satisfy the duties and responsibilities of the Employee’s positions and duties as provided under this Agreement and to meet the operational requirements of the Employer and/or its subsidiaries. There will be no further payment for such reasonable additional hours. Such additional reasonable hours shall be 1.5 additional hours per each 7.6 hours worked by Employee (the “Additional Hours”). Any amount beyond the Additional Hours worked shall constitute overtime and shall be dealt with in accordance with Section 4.3.

If the Employee has a concern that the hours he or she is required to work are unreasonable and/or excessive, the Employee should raise this with their Direct Manager.

EMPLOYMENT AGREEMENT

4.3	Overtime

From time to time, the Employee may be required and directed to work additional hours. Where this is the case, the Employee may receive time off in lieu or receive payment for overtime hours worked (at the regular hourly rate set forth on Schedule 1), at the sole discretion of the Employer.

4.4	Meal and Rest Breaks

(a)	If the Employee works in excess of 5 hours, he or she is entitled to take an unpaid meal break of the duration specified in Item 9 of Schedule 1 at a time agreed with the Employer from time to time.

(b)	The Employee may take a 10 minute paid rest break during each 4 hours of work at times to be agreed with the Employer from time to time.

5	Workplace Behaviour

(a)	The Employee’s obligations under this clause are essential terms of the Employment Agreement.

(b)	The Employee must ensure that his or her conduct is at all times appropriate in the context of a workplace in which the highest standards of ethics, behaviour and manners are expected to be observed.

(c)	The Employee must not engage in or permit any person in the workplace to engage in inappropriate behaviour. The Employer will not tolerate sexual harassment, racial harassment, drug use, alcohol abuse or bullying of any kind.

6	Health and safety

The Employee’s obligations under this clause are essential terms of this Agreement.

6.1	Obligations of the Employee and the Employer

Both the Employee and the Employer have specific duties and obligations under various laws with regard to occupational health and safety, and workers compensation under Australian law. The Employee must use the Employee’s best endeavours to comply with the requirements of all relevant occupational health and safety and workers compensation legislation under Australian law.

6.2	Fitness for Work

Before the Employee commences employment, he/she is required to disclose all pre existing injuries and diseases suffered by the Employee of which the Employee is aware and which could reasonably be expected to be impacted by the nature of the proposed employment with the Employer.

6.3	Medical examinations

In order to manage the Employee’s health and safety in the workplace, the Employee agrees that the Employer may require the Employee at any time to take a medical examination by a qualified medical practitioner selected by the Employer (at the Employer’s expense).

The Employee agrees that he or she will cooperate with such an examination and consent to the medical practitioner providing reports and copies of medical records to the Employer, to the extent that such information may impact upon, or relate to, the Employee’s ability to perform his or her duties safely.

EMPLOYMENT AGREEMENT

6.4	If the Employee is injured at work

If the Employee is injured at work, the Employee agrees that the Employee will (subject to relevant medical restrictions) fully participate in any return to work or rehabilitation plans that the Employer may develop for similarly situated employees in order to assist the Employee to return to work as quickly as possible.

7	Employer policies

The Employer has policies and procedures which apply to the Employee’s employment. The Employee must become familiar with these policies. Where the policies place obligations on the Employee, the Employee must fully comply with them. The Employer may review, vary, add to, withdraw or depart from the policies from time to time in its absolute discretion. The policies and any obligations on the Employer set out in them do not form part of this Agreement (i.e. contract) and are not binding on the Employer.

8	Remuneration

8.1	Rate of pay and benefits

(a)	The Employer will pay the Employee the Rate of Pay specified at Item 10 of Schedule 1.

(b)	The Employer will deduct, in accordance with the law, any tax that is payable by the employee.

(c)	The Employer will make compulsory superannuation contributions on the Employee’s behalf at the minimum level required by the Superannuation Guarantee Charge Act 1992 (Cth) to a complying superannuation fund of the Employee’s choice. If the Employee does not make a choice of superannuation fund, the Employer will make superannuation contributions to the default superannuation fund specified at Item 11 of Schedule 1.

8.2	Review of remuneration package

The Employer and/or the Board may review the Employee’s remuneration package on an annual basis. Any increase in the Employee’s remuneration will be at the Employer’s discretion or as required by law. The Employer may not reduce Employee’s remuneration package as a result of such review.

8.3	Payment

(a)	The Employer will pay the Employee his or her Rate of Pay specified in Item 10 of Schedule 1 and any other amounts payable in arrears by electronic or wire transfer to the Employee’s nominated bank account. The frequency of regular wage payments is specified in Item 12 of Schedule 1.

(b)	If the Employee is overpaid any amount by the Employer, the Employee agrees to repay such amount to the Employer within 14 days of being advised of the overpayment by the Employer. In the event of such overpayment, in lieu of having the Employee repay such amount to the Employer, the Employer shall have the option of crediting such overpayment against the next payment due to Employee.

EMPLOYMENT AGREEMENT

8.4	Additional Remuneration Terms& Conditions

The Employee agrees to the additional remuneration terms in Item 13 of Schedule 1.

8.5	Private Vehicle Use

From time to time, the Employee may be required to use his/her private vehicle in order to perform duties on behalf of the Employer. Where this occurs, the Employer will pay the Employee an amount specified in Item 14 of Schedule 1.

8.6	Set off

To the extent that the Employee’s Rate of Pay exceeds minimum entitlements to which the Employee is entitled to under any legislation, award or enterprise agreement, the excess will be used, to the extent permissible by law, to cover any entitlements under that legislation, award or workplace agreement in respect of penalty rates, overtime, annual leave loading, allowances and any other monetary entitlements.

8.7	Expenses

The Employer will reimburse the Employee for the Employee’s reasonable work-related travel and out of pocket expenses approved in advance by the Employer subject to the provision of appropriate invoices. To the extent the Employee is required to utilize international air travel for any Employer required business-related activities, the Employee will be afforded or reimbursed (as applicable) business class air travel expenses incurred for any flight that is scheduled to be eight (8) or more hours in duration, and Premium Economy air travel expenses incurred for any flight that is scheduled to be less than eight (8) hours in duration.

8.8	D&O Insurance Policy; Indemnity Agreement

The Employer will use its commercially reasonable best efforts to obtain a directors and officers liability insurance policy providing comprehensive coverage to Employee in amount and scope that is customary for a company of the Employer’s size and nature. In addition, following the execution of this Agreement and before Employee commencing employment with the Employer, the Employee and Employer shall enter into a customary and standard form of Indemnity Agreement applicable to the issuers of the size and resources of the Employer.

9	Annual leave

The Employee is entitled to annual leave in accordance with the NES, subject to Section 9.1.

9.1	Entitlement

During the course of his employment hereunder the Employee shall be entitled to such accrued number of paid annual leave days for every week of services performed for the Employer, as shall equal to the following rate: 20/52 * 2/5 (assuming Employer works an average work week of 2 days in accordance with Item 7 of Schedule 1) (collectively, the “Rate”). Annual leave shall accrue on a pro rata basis and shall be cumulative.

9.2	Taking annual leave

(a)	The Employee may take annual leave with prior advance notice and prior agreement with the Employer. Employer shall not unreasonably deny Employee’s requests for annual leave.

(b)	The Employer will not unreasonably refuse a request by the Employee to take a period of annual leave although all requests will be considered in the context of the Employer’s operational requirements.

EMPLOYMENT AGREEMENT

(c)	If the Employee has accrued excessive annual leave or the business is being shut down, the Employer may require the Employee to take a period of annual leave.

(d)	The Employee and Employer understand that the Employer is subject to certain reporting requirements and other deadlines. The Employee and Employer shall in good faith negotiate when such annual leave shall be taken, accounting for such Employer requirements and deadlines, to ensure such requirements and deadlines are not adversely affected by the leave.

9.3	Payment on termination of employment

If the Employee’s employment ends, the Employer will pay the Employee for any accrued but untaken annual leave.

10	Personal / carer’s leave

The Employee is entitled to paid personal / carer’s leave in accordance with the NES based on the Rate (pro-rata).

10.1	Entitlement

The Employee shall be entitled to accrue days of personal / carer’s leave on a pro rata basis for each completed year of service with the Employer based on the Rate (pro-rata).

10.2	Accrual of personal / carer’s leave

Personal/ carer’s leave accrues on a progressive basis according to the Employee’s ordinary hours of work and is cumulative.

10.3	Taking personal leave

The Employee may take paid personal/carer’s leave if the leave is taken:

(a)	Because the Employee is not fit for work because of a personal illness or injury, affecting the Employee; or

(b)	To provide care or support to a member of the Employee’s immediate family, or a member of the Employee’s household, who requires care or support because of:

(a)	A personal illness or injury affecting the member; or

(b)	An unexpected emergency affecting the member.

The Employee shall use his best reasonable efforts to provide advance written notice to the Employer of the Employee’s intention to take personal/carer’s leave.

10.4	Unpaid carer’s leave

If the Employee has exhausted the Employee’s entitlement to paid personal / carer’s leave, the Employee is entitled to 2 days of unpaid carer’s leave for each occasion when a member of the Employee’s immediate family or household requires care or support because they are affected by an unexpected emergency, a personal illness or injury.

10.5	Termination of employment

The Employee is not entitled to payment for the Employee’s accrued untaken personal leave on termination of the Employee’s employment.

EMPLOYMENT AGREEMENT

11	Compassionate Leave

11.1	Entitlement

(a)	The Employee is entitled to compassionate leave in accordance with the NES.

(b)	The Employee is entitled to 2 days of compassionate leave for each occasion when a member of the Employee’s immediate family or a member of the Employee’s household contracts or develops a personal illness or sustains a personal injury that poses a serious threat to his or her life or dies.

12	Notice and Evidence Requirements

The Employee’s entitlement to take leave is subject to the Employee meeting the notice and evidence requirements.

13	Parental leave

The Employee is entitled to unpaid Parental Leave in accordance with the NES. The Employee may also be entitled to Parental Leave pay from the Australian government in accordance with applicable legislation.

14	Community service leave

The Employee is entitled to community service leave in accordance with the NES and any additional state legislation. Community service leave is available to undertake jury service or for an employee who engages in a voluntary emergency management activity. Community service leave is unpaid leave except for jury service.

15	Long service leave

Long service leave is provided in accordance with applicable State legislation.

16	Public holidays

16.1	Entitlement

The Employee is entitled to be absent from work without loss of pay on public holidays gazetted in the place where the Employee is located and in accordance with the provisions of the NES. Employee shall accrue paid time off for such holidays based on the Rate in accordance with Sections 9.1 and 16.2.

16.2	Work on Public Holidays

The Employee understands and agrees that the operational requirements of the Employer and the Employee’s duties and responsibilities may sometimes require the Employee to work on a public holiday, provided it is reasonable. The Employee will not be paid additional penalty rates for public holiday work. Instead, the Employee will be provided with time off in lieu which accumulates in accordance with number of hours worked, based on the Rate. This time in lieu will be taken at a time agreed with the Employer, or in accordance with any applicable modern Award.

EMPLOYMENT AGREEMENT

17	Lawful Right to Work

The Employee’s employment is conditional on him or her having and maintaining the lawful right to work in Australia. The Employee is required to provide sufficient evidence to the Employer in order to verify the Employee’s lawful right to work.

The Employee is required to notify the Employer of any circumstance that might impact this right at any time. If the Employee is deemed to be working without lawful authority, then his or her employment will be terminated immediately.

18	Police, Licence and Other Checks

The Employee’s employment is conditional on obtaining and maintaining the licences and registrations required to perform the inherent requirements of the position required under this Agreement.

The Employer reserves the right to request whether the Employee has been charged or found guilty of a criminal offense either prior or subsequent to employment and may seek a Police Check (at any time) as a condition of employment.

Where the Employee fails to disclose, when requested, the existence of a relevant criminal offense, or charges pending, it may be grounds for instant dismissal.

19	Suspension of Employee

The Employer may, at its discretion, suspend the Employee from duties on full pay in order to investigate whether any alleged misconduct or serious breach of this Agreement by the Employee or Cause (as defined below) has occurred.

20	Termination of employment

20.1	Termination of employment by notice

The Employee or the Employer may end the Employee’s employment at any time by giving the period of written notice as set out in Item 15 of Schedule 1 of this Agreement. The date on which the Employee’s employment under this Agreement terminates shall be referred to herein as the “Termination Date.”

20.2	Payment in lieu of notice period

The Employer may:

(a)	pay the Employee in lieu of the Employee’s notice period; or

(b)	require the Employee to work for part of the Employee’s notice period and pay the Employee in lieu for the balance of the period.

20.3	Calculation of payments on termination of employment

On the termination of the Employee’s employment, the Employer will calculate any payments in lieu of notice based on the amount the Employer would have paid the Employee at the full rate of pay for the hours the Employee would have worked had the employment continued until the end of the Employee’s notice period.

EMPLOYMENT AGREEMENT

20.4	Repayment of amounts owed

If the Employee owes any amount to the Employer at the Termination Date the Employee agrees to repay such amounts to the Employer within 14 days of the Termination Date.

20.5	Duties during notice period

If the Employer gives the Employee notice of termination of employment, the Employer may direct the Employee at any time during the notice period to do any, or any combination, of the following:

(a)	not to attend work;

(b)	not to perform all or part of the Employee’s duties;

(c)	to undertake different duties than those previously performed.

20.6	Redundancy

If the Employee’s employment is terminated by the Employer on the ground of redundancy the Employee will be processed in accordance with the NES.

20.7	Termination of employment without notice

Notwithstanding any of the other provisions to the contrary in this Agreement, the Employer may terminate the employment for Cause at any time without notice to the Employee. All amounts due to the employee under this Agreement through the termination date, including but not limited to, those amounts payable under Sections 4.3, 8.1, 8.7, 9.3 and 20.2 will become due and payable immediately on termination of employment in accordance with this clause.

For the purposes hereof, “Cause” means: (i) the Employee’s conviction of a felony requiring intent under the laws of Australia, or the Employee entering a plea of nolo contendere to any charge of a felony requiring intent under the laws of Australia; (ii) a willful and substantial refusal by the Employee to perform duties or responsibilities reasonably assigned to the Employee in accordance with the terms of this Agreement, excluding any such failure by reason of death, disability, or incapacity, or the Employee’s failure to perform his duties or responsibilities, or provide the services, under this Agreement in a competent and professional manner consistent with industry standards as determined in good faith by the Board; (iii) any material and willful violation of any written policy, standard or procedure of the Employer or the laws, rules or regulations of any governmental or regulatory body or agency that are generally applicable to the Employer or its senior employees or officers and that results, or which could reasonably be expected to result, in a material negative effect on the business or financial condition of the Employer; (iv) any act or omission that constitutes a material breach by the Employee of any of his agreements or obligations under this Agreement that has, or which could reasonably be expected to have, a material negative effect on the business or financial condition of the Employer; (v) the Employee reporting to work under the influence of alcohol; (vi) the Employee’s use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with his duties hereunder, which could reasonably be expected to, or which does, cause the Employer material public disgrace, disrepute or economic harm; (vii) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Employer, its subsidiaries or any of their affiliates; or (viii) the Employee engaging in intentional acts of material fraud, embezzlement, misappropriation of funds, misconduct, gross negligence, dishonesty (including, without limitation, theft), violence, threat of violence, sexual misconduct, harassment or any other activity that has or could result in any material negative effect on the business or financial condition of the Employer.

20.8	Return of property

Before the Termination Date, or promptly afterwards, the Employee must return all property belonging to the Employer.

EMPLOYMENT AGREEMENT

20.9	No compensation

The Employee acknowledges that if the Employer terminates this Agreement, the Employee has no further claim against the Employer for compensation in respect of the termination.

20.10	Excess Working Days Beyond Minimum.

Any days worked by Employee in excess of Minimum Working Days shall either be awarded as days in lieu or Employee shall receive additional compensation at Employer’s discretion.

21	Documents and other property

21.1	Use and Return of Property

The Employee agrees to take all reasonable care in the use and protection of all property belonging to or in the care of the Employer. On termination of employment or upon any request during the course of the employment, the Employee shall return to the Employer in good condition (subject to fair wear and tear) any property in the Employee’s possession and belonging to the Employer or in its care. Property not returned to the Employer may be treated as debt owing to the Employer.

21.2	Termination of this Agreement

The Employee’s obligations under this clause and Schedule 3 shall survive the termination of this Agreement.

22	General

22.1	Governing law and jurisdiction

(a)	This Agreement is governed by the law in force in the State named in Item 16 of Schedule 1.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in the State named in Item 16 of Schedule 1.

(c)	Each of the parties irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

22.2	Entire Agreement

(a)	This Agreement states all the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

(b)	This Agreement can only be amended by a further written agreement between the parties.

(c)	The Employee acknowledges that in accepting employment with the Employer, the Employee has not relied on any representations regarding the Employee’s employment made by the Employer (or its agents or employees) other than matters expressly set out in this Agreement.

22.3	Prohibition, enforceability and severance

(a)	Any provision of, or the application of any provision of, this Agreement which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, this Agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

EMPLOYMENT AGREEMENT

(c)	If a clause is void, illegal or unenforceable, it may be severed without affecting the enforceability of the other provisions in this Agreement.

22.4	Waiver

(a)	The failure of either party at any time to require performance by the other party of any provision of this Agreement does not affect the party’s right to require the performance at any time.

(b)	The waiver by either party of a breach of any provision may not be held to be a waiver of any later breach of the provision or a waiver of the provision itself.

23	Interpretation

In this Agreement:

(a)	Headings and bold type are for convenience only and do not affect the interpretation of this Agreement.

(b)	The singular includes the plural and the plural includes the singular.

(c)	Words of any gender include all genders.

(d)	Other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning.

(e)	An expression importing a person includes any Employer, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual.

(f)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Agreement and a reference to this Agreement includes any schedule, attachment and exhibit.

(g)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(h)	No provision of this Agreement will be construed adversely to a party because that party was responsible for the preparation of this Agreement or that provision.

24	Notices

Each notice or other communication relating to this Agreement, in order to be effective, must be in writing, must be sent to the applicable address indicated below for the recipient (or to the then-most recent address of which the recipient has notified the sender in writing in accordance herewith), and must be sent, all costs, expenses, and fees prepaid by the sender, by (a) personal delivery, (b) first class registered mail, return receipt requested, or (c) a nationally recognized courier service that provides proof of delivery (e.g., FedEx, UPS) for delivery on the first business day immediately following the day on which the notice or other communication is deposited with the courier service. Each notice or communication given in accordance herewith is deemed effective: (i) upon actual receipt when delivered personally or by courier service, or (ii) three (3) business days after the date on which the notice or communication is deposited with the Australian postal service, if sent by first class registered mail (or any earlier date evidenced by the proof of delivery).

EMPLOYMENT AGREEMENT

If to the Employer: to the attention of the Chief Executive Officer, at the address of the Employer’s principle place of business.

If to the Employee: to the address listed as the Employee’s primary residence in the human resource records and to the Employee’s principal place of business.

25	Entire Agreement; No Oral Amendments

This Agreement and the Confidentiality Agreement (including all exhibits and schedules attached hereto and thereto) together set forth the compete, entire, and final agreement between the Employer and the Employee relating to the subject matter hereof and terminates, cancels, and supersedes any and all prior agreements, communications, contracts, representations, or understandings, in each case whether oral or written, between the Employer and the Employee relating to the subject matter hereof. No amendment, modification, or supplement to this Agreement is valid, binding, or enforceable unless the same is in writing and executed and delivered on behalf of the Employer and by the Employee.

26	Authority

The Employer represents and warrants that (a) it has the full corporate power and authority to execute, deliver, and perform this Agreement, and (b) the execution, delivery, and performance of this Agreement has been duly and validly authorized.

27	Counterparts

This Agreement may be executed in multiple counterparts, each of which constitutes an original and all of which together constitute one and the same instrument. A manually executed counterpart of this Agreement delivered by means of e-mail as a Portable Document Format file (“.pdf”) (or in any present or future file format intended to preserve the original graphic and pictorial appearance of a document), or by means of facsimile transmission, constitutes the valid and effective execution and delivery of this Agreement for all purposes and has the same force and effect for all purposes as the personal delivery of a manually executed counterpart bearing an original ink signature.

[Signature page follows]

EMPLOYMENT AGREEMENT

Execution and date

By signing below, each of Employer and Employee acknowledges that it or he has carefully read, fully understands, and accepts and agrees to be bound by the provisions of this Agreement.

Date: June 24, 2019

Signed by Propanc Pty Ltd (ABN 43127 984 089) in the presence of:

/s/ James Nathanielsz
Signature of witness	Signature of authorised person

Name of witness (print)	James Nathanielsz Name of authorised person (print)

Signed by the Employee in the presence of:

/s/ Carlo Campiciano
Signature of witness	Signature of Employee

Name of witness (print)	Carlo Campiciano Name of Employee (print)

EMPLOYMENT AGREEMENT

Schedule 1

Item	Clause	Subject	Details

1	1.1	Position	Chief Financial Officer and Corporate Secretary of Propanc Biopharma, Inc. (“Propanc”), Propanc Pty Ltd and any other subsidiary of Propanc as required by Propanc.

2	1.1	Type of Employment	Part time – minimum of 2 days per week, subject to the minimum hours requirement set forth herein as required by Propanc to be provided during the week.

3	1.1	Employment Classification	Professional Employees Award 2010

4	1.2	Commencement Date of this Agreement (the “Commencement Date”)	1 July 2019

5	1.4(a)	Place of Work	302, 6 Butler Street, Camberwell, VIC 3124 or as mutually agreed between the parties.

6	3.4	Direct manager	James Nathanielsz, CEO of Propanc or as directed by the Board of Directors of Propanc.

7	4.1	Number of Ordinary Hours of Work	Based on a standard working week of 38 hours the employee will work a minimum of 15.2 hours or 2 days per week.

8	4.1	Regular pattern of ordinary hours of work (including days to be worked and starting and finishing times each day)	As agreed between the parties

9	4.4(a)	Duration of Meal Break	30 Minutes (unpaid)

10	8.1(a) 8.3(a)	Annual Salary (including Statutory Superannuation under Clause 8.1 (c).)	$184.21 AUS per hour

11	8.1(c)	Default superannuation fund	Australian Super

12	8.3(a)	Frequency of wage payments	Fortnightly in arrears

13	8.4	Additional remuneration terms	Annualised Salary (Professional Employees) In accordance with the Employment Agreement, the Employee does not receive annual leave loading as this amount has been annualised into the Annual Salary.

14	8.5	Private Vehicle Use	The Employee shall be reimbursed on a per kilometre basis in accordance with the Motor Vehicle Use Policy. While this amount may vary at the Employer’s sole discretion, the current reimbursement rate is 0.66c per kilometre.

15	20.1	Notice of Termination by Employer or Employee	Period of Continuous Service	Notice

			Not more than 1 year:	2week

			More than 1 year but not more than 2 years	3weeks

			More than 2 years but not more than 5 years	4 weeks

More than 5 years

Provided that if the Employer terminates the employment of the Employee when he or she is over 45 years of age and has at least 3 years of continuous service, the Employer shall provide 1 additional week’s notice.

8 weeks

16	26.1	State	Victoria, Australia

EMPLOYMENT AGREEMENT

Schedule 2 - Duties

Title:	Chief Financial Officer

Reports to:	Chief Executive Officer

Summary of the Position

The Chief Financial Officer will report to the Chief Executive Officer and assume a strategic role in the overall management of the company. The Chief Financial Officer will have primary day-to-day responsibility for planning, implementing, managing and controlling all financial-related activities of the company. This will include direct responsibility for accounting, regulatory and financial reporting, finance, forecasting, strategic planning, legal, property management, deal analysis and negotiations, investor relationships and private and institutional financing.

Qualification Requirement

The qualification requirement is defined under the code of corporate governance that is the person appointed as the Chief Financial Officer must be:

●	A recognized professional accounting body; and
●	A graduate from a recognized university or equivalent, having at least 5 years experience in handling financial and corporate affairs of a listed company and at least 4 years in public accounting.

Duties and Responsibilities

●	Lead and manage Propanc’s development program

○	Advocates for and leads company-wide strategic planning and management.
○	Identifies issues that have a potential impact on the organization and its business health, financial position, and results of operations.
○	Builds and integrates financial strategies of organization.
○	Ensures that objectives, strategies and tactics are consistent with the organization’s mission.
○	Anticipates information needed to manage the organizations capital requirements, and makes appropriate recommendations.

●	Development and implementation of Propanc’s 3 – 5 years strategic plan

○	Responsible for preparation of various budgets including capital, manpower and overhead budgets along with variance analyses, cash flow projections, forecasts based on the 3 – 5 years strategic plan.

●	Management of key business areas including , Legal, Finance and Corporate Development departments

○	Assists in managing arranging joint ventures or collaboration agreements or agreements with distributors, agents, etc.
○	Monitors any default in payment of principal and/or interest, including penalties on late payments and other dues, to a creditor, bank or financial institution, or default in payment of public deposit.
○	Reports on success and failure to recover material amounts of loans, advances, and deposits made by the company, including trade debts and inter-corporate finances.
○	Monitors and accrues for any significant public or product liability claims likely to be made against the company, including any adverse judgment or order made on the conduct of the company.
○	The Chief Financial Officer is also responsible for overseeing financial management of all information technology related projects or initiatives of the company.
○	Oversees the hiring of consultants, and ensures that the scope of work performed is consistent with the strategic interests of the organization.

EMPLOYMENT AGREEMENT

○	Establishes employment practices fully compliant with tax and labor laws. Selects and establishes compensation and benefits programs to attract, motivate and retain employees.
○	Ensures that business decisions reflect human resource strategies.
○	Evaluates and selects alternative actions to minimize tax burden and costs of compliance.
○	Devises systems to ensure that appropriate data is collected to comply with filing requirements.
○	Represents organization during tax exams and understands appeal and settlement process, penalties and interest.
○	Develops proposals for technology investment.
○	Leads the integration of information technology as an internal strategic resource.
○	Leads periodic review of adequacy of data and program security and disaster recovery plans.
○	Ensures that functional department concerns and strategies are incorporated into all stages of budgeting and planning.

●	Board of Directors meetings

○	The Chief Financial Officer is required to attend the meeting of the board of directors.
○	The Chief Financial Officer is required to furnish necessary and classified information to the board of directors along with his analysis and suggestions as the Chief Financial Officer attends the board meetings, any issue with financial implications is being discussed, the person likely to be most in command of these implication is on the spot and immediately available for questions.

●	Establish reporting structure that will assist in the control and monitoring of key business performance indicators as agreed upon by the Board

○	Chief Financial Officer has extensive responsibilities for internal and external reporting. All the information required for decision-making by the Board of Directors and Chief Executive is processed and furnished by the Chief Financial Officer. Apart from this, external reporting requirement is fulfilled by Chief Financial Officer, the accounts and financial statements are signed by the Chief Financial Officer before they are sent to concerned authorities.
○	The Chief Financial Officer is required to provide all the necessary data to be presented in the “Annual Report” also known as the 10K and all other reports required throughout the fiscal year. For this purpose, Chief Financial Officer must ensure the following.
○	Responsible for preparation of quarterly operating results of the company as a whole and in terms of its operating divisions or business segments.
○	Proper books of accounts of the company have been maintained.
○	There has been no material departure from the best practice of corporate governance as detailed in the listing regulations.

●	Establish and maintain a filing system that contains all relevant records, reports, technical files and associated company information

○	Ensure that the financial statements, prepared by the management of company, present fairly its states of affairs, the results of its operation, cash flows and changes in equities.
○	Appropriate accounting policies have been consistently applied in preparation in financial statements and accounting estimates are based on reasonable and prudent judgment.
○	The system of internal control is sound in design and has been effectively implemented and monitored.

EMPLOYMENT AGREEMENT

Schedule 3 - Confidentiality, Non-Interference and Invention Assignment Agreement

As a condition of the undersigned employee (the “Employee”) becoming employed by, or continuing employment with, Propanc Pty Ltd, an Australian corporation (the “Company”), and in consideration of his employment with the Company and his receipt of the compensation now and hereafter paid to him by the Company, the Employee agree to the following. All initially capitalized terms used but not defined herein have the respective meanings given to such terms in the Employment Agreement between the Company and the Employee, dated June 24, 2019 (the “Employment Agreement”).

Section 1. Confidential Information. (a) Company Group Information. The Employee acknowledges that, during the course of his employment, he will have access to non-public information about the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that his employment with the Company shall bring him into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, the Employee agrees, at all times during the term of his employment with the Company and for the five (5) year period following the termination of his employment for any reason, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company or except as expressly permitted herein, any Confidential Information that the Employee obtains or creates. The Employee further agrees not to make copies of such Confidential Information except as authorized by the Company, or except as permitted herein, or as otherwise necessary to fulfill his duties to the Company Group. For the purposes hereof, “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. The Employee understands that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, without limitation, research and development work, therapy an drug plans and proposals, or other information regarding the Company Group’s drugs, therapies, services and markets, patient, supplier, manufacturer, customer and investor lists, and patients, suppliers, manufacturers, customers and investors (including, without limitation, such persons on whom the Employee called or with whom he may become acquainted during the term of his employment), software, developments, inventions, processes, formulas, data, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that are, or become, publicly known through no unauthorized disclosure by the Employee, (ii) any of the foregoing items lawfully disclosed to me free of restriction from a source that was not legally or contractually prohibited from disclosing such item, or (iii) any of the foregoing items or other information that the Employee had or owned prior to his employment with the Company, provided, that such information was not disclosed to him under any confidentiality terms or without the understanding that the disclosed information is confidential. Notwithstanding anything to the contrary contained herein, the Employee is permitted to disclose any Confidential Information if and to the extent he is required to do so by, or pursuant to any order of, any court, tribunal, or other governmental, judicial, arbitral, administrative, or regulatory authority, agency, or instrumentality. In the event he is so required to disclose any Confidential Information, the Employee will, if permitted pursuant to applicable law, give the Company prompt notice thereof so that the Company Group, at its sole cost and expense, may seek an appropriate protective order and/or waive compliance with the confidentiality provisions of this Agreement.

(b) Former Employer Information. The Employee represents that his performance of all of the terms of this Confidentiality Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of his employment with the Company, and the Employee will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material he may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

EMPLOYMENT AGREEMENT

Section 2. Developments. (a) Developments Retained and Licensed. The Employee hereby represents and warrants that there are not any developments, original works of authorship, improvements, or trade secrets which were created or owned by him prior to the commencement of the Employment Period (collectively referred to as “Prior Developments”). If the foregoing representation and warranty is breached, and during any period during which the Employee performs or performed services for the Company both before or after the date hereof (the “Assignment Period”), the Employee incorporates or has incorporated into a Company therapy, drug product, service or other work a Prior Development owned by him or in which he has an interest, then the Employee hereby grants the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Development, to the extent of the Employee’s interest therein, as part of or in connection with such product, program, service or work.

(b) Assignment of Developments. The Employee hereby assigns to the Company all his right, title and interest throughout the world (if any) in and to any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, titles and working titles, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (excluding general industry knowledge and contacts) and all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, technology, systems, and business and marketing plans and proposals, (v) rights in and to computer software (including object code, source code, data and related documentation), (vi) Internet Web sites, including domain name registrations and content and software included therein, (vii) other proprietary rights, including, without limitation, original works of authorship, content, dialogue, plots, scripts, scenarios, music programming, formats, graphics, productions, products, programs, services, concepts, moral rights, rights to characters, actions, acts, gags, routines, materials, ideas, names, likeness, image, personality, publicity etc., (viii) rights to exploit, collect remuneration for, and recover for past infringements of any of the foregoing and (ix) copies and tangible embodiments thereof (in whatever form or medium), whether or not patentable or registrable under copyright or similar laws, which the Employee may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice, or have conceived or developed or reduced to practice or have caused to be conceived or developed or reduced to practice, during the Employment Period, whether or not during regular working hours, in each case only if the applicable item (A) relates at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company Group; (B) results from or relates to any work performed by the Employee for the Company Group; or (C) is developed through the use of Confidential Information and/or resources of the Company Group (collectively referred to as “Developments”). The Employee further acknowledges that all Developments which are or were made by him (solely or jointly with others) during the Assignment Period are “works made for hire” as to his contribution (to the greatest extent permitted by applicable law) for which he is, in part, compensated by his salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, the Employee hereby assigns any right, title and interest throughout the world in any such Development to the Company Group or their designees. If any Developments cannot be assigned, the Employee hereby grants to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of the Employee’s service, whether during or after his employment with the Company, the Employee agrees not to (x) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (y) merge any such work of authorship with other Developments. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Employee hereby irrevocably waives such Moral Rights in and to all or any Developments and consents to any action of the Company Group that would violate such Moral Rights in the absence of such consent. The Employee acknowledges receipt of this Agreement.

EMPLOYMENT AGREEMENT

(c) Maintenance of Records. The Employee agrees to keep and maintain adequate and current written records of all Developments made by him (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company at all times. The Employee agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy, which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the business of the Company.

(d) Intellectual Property Rights. The Employee agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Developments, and any intellectual property or other proprietary rights relating thereto. The Employee further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse him for his reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of his mental or physical incapacity or unavailability for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead only to execute and file any such applications or records and only to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by him. The Employee hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which he now or hereafter has for past, present or future infringement of any and all proprietary rights assigned to the Company hereunder.

Section 3. Returning Company Group Documents. The Employee agrees that, at the time of termination of his employment with the Company for any reason, or earlier if reasonably requested, he will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. The Employee further agrees that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Disclosure of Agreement. As long as it remains in effect, the Employee will disclose the existence of this Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 5. Restrictions on Interfering. (a) Non-Interference. During the period of the Employee’s employment with the Company (the “Employment Period”) and the Post-Termination Non-Interference Period, he shall not, directly or indirectly for his own account or for the account of any other individual or entity, engage in Interfering Activities.

(b) Definitions. For purposes of this Confidentiality Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, account, supplier, manufacturer, researcher, collaborator, developer or other business relation of the Company Group, or any such relation that was a client, customer, licensee, account, supplier, manufacturer, researcher, collaborator, developer or other business relation within the twelve (12) month period prior to the expiration of the Employment Period, in each case, to whom the Employee provided services, or with whom he transacted business.

EMPLOYMENT AGREEMENT

(ii) “Interfering Activities” means (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group(each, a “Restricted Associate”) to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, provided that the foregoing shall not be violated by general advertising not targeted at employees or consultants of any member of the Company Group; or (B) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group. Notwithstanding the foregoing, for the purposes hereof the term “Interfering Activities” excludes the Employee’s taking all or any of the following actions, whether for my account or benefit or for the account or benefit of any other Person: (x) hiring any Restricted Associate or engaging any Restricted Associate to otherwise render services (whether consulting or otherwise), so long as in connection therewith the Employee does not knowingly encourage, induce, or solicit, or knowingly attempt to encourage, induce, or solicit, the respective Restricted Associate in violation of the above clause (A) of this definition; (y) engaging in, accepting, or otherwise conducting business with any Business Relation, so long as in connection therewith he does not knowingly encourage, solicit, or induce, or knowingly attempt to encourage, solicit, or induce, the respective Business Relation in violation of the above clause (C) of this definition; or (z) communicating, or any Person at Employee’s direction communicating, to any Persons, including, without limitation, any Restricted Associate or any Business Relation, by any means, method, media, or format now or hereafter known (including, without limitation, via any present or future social media service, such as, without limitation, LinkedIn, Facebook, or Twitter), any change in my employment, including, but not limited to, the cessation of my employment with the Company or his employment with any Person other than the Company.

(iii) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(iv) “Post-Termination Non-Interference Period” means the period commencing on the date of the termination of the Employee’s employment with the Company for any reason and ending on the twenty-four (24) month anniversary of such date of termination.

Section 6. Reasonableness of Restrictions. The Employee acknowledges and recognizes the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that the Employee will have the opportunity to develop substantial relationships with existing and prospective researchers, manufacturers, investors, suppliers, customers, consultants, contractors and strategic partners of the Company Group during the course of and as a result of his employment with the Company. In light of the foregoing, the Employee recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. The Employee acknowledges further that the restrictions and limitations set forth in this Agreement will not materially interfere with his ability to earn a living following the termination of his employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to his employment with the Company.

Section 7. Independence; Severability; Blue Pencil. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions.

Section 8. Injunctive Relief. The Employee expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing and irreparable injury to the members of the Company Group. Therefore, the Employee hereby agrees that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of posting of a bond.

EMPLOYMENT AGREEMENT

Section 9. General Provisions. (a) Governing Law. All matters in connection with, relating to, or arising from this Agreement, including, without limitation, the validity, interpretation, construction, and performance of this Agreement, is governed by and is to be construed under the laws of the state of Victoria (Australia) applicable to agreements made and to be performed in that state, without regard to conflict of laws rules of the state of Victoria (Australia) that would result in the application of the laws of any jurisdiction other than the state of Victoria (Australia).Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in the state of Victoria (Australia).

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions and communications between the Company and me relating to the same. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed and delivered by each of the Company and me. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

(c) Successors and Assigns. This Agreement is personal to the Employee and the Employee may not assign or delegate this Agreement without the prior written consent of the Company. This Agreement inures to the benefit of and is enforceable by the Employee’s legal representatives, heirs, or legatees.The Company may not assign or delegate this Agreement without the prior written consent of the Employee, except that the Company may assign or delegate this Agreement to any successor (whether direct or indirect, whether by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business or assets of the Company.

(d) Survival. The provisions of this Agreement shall survive the termination of the Employee’s employment with the Company and/or the assignment, in compliance with the requirements hereof, of this Agreement by the Company to any successor in interest or other assignee, in each case subject to the temporal limitations contained herein.

(e) Construction. Each party hereto has had an adequate opportunity to have this Agreement reviewed by counsel. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto. This Agreement shall be construed without regard to any presumption, rule or burden of proof regarding the favoring or disfavoring of any party hereto by virtue of the authorship of any of the provisions of this Agreement. In the event any of the provisions of the Employment Agreement conflict with any of the provisions of this Agreement, the respective provisions of this Agreement govern and control.

[Signature page follows]

EMPLOYMENT AGREEMENT

The undersigned have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the date set forth below.

Date: June 24, 2019	EMPLOYEE:

Carlo Campiciano

/s/ Carlo Campiciano
(signature)

ACCEPTED AND AGREED TO BY THE COMPANY:

Propanc Pty Ltd

By:	/s/ James Nathanielsz
Name:	James Nathanielsz
Title:	CEO

Date: June 24, 2019